Exhibit 5.7

CONSENT OF SOUTEX INC.

The undersigned hereby consents to the use of the undersigned's name and the technical and scientific information derived from the Technical Report titled “NI 43-101 Technical Report and Mineral Resource Estimate for the Iron Creek Cobalt-Copper Property, Lemhi County, Idaho, USA” dated March 10, 2023, and effective January 27, 2023, which is included in, or incorporated by reference into, the Registration Statement on Form F-10 of Electra Battery Materials Corporation being filed with the United States Securities and Exchange Commission and any amendments and exhibits thereto.

SOUTEX INC.

	By:	/s/ Elisabeth Reid
Name: Elisabeth Reid
Title: Executive Vice President and General Manager
Date: May 9, 2023